Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Mastech Digital, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $.01 par value per share	Rules 457(c) and 457(h)	1,500,000	$14.62	$21,930,000	$0.0001531	$3,357

Total Offering Amounts					$21,930,000		$3,357

Total Fee Offsets							$ —

Net Fee Due							$3,357

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of shares of common stock, $.01 par value per share (“Common Stock”), of Mastech Digital, Inc. (the “Company”) that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2)	This Registration Statement registers the issuance of 1,500,000 shares of Common Stock, which are reserved for future grant and issuable pursuant to the Company’s 2024 Inducement Stock Incentive Plan.
(3)

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices of the shares of Common Stock, as reported by the NYSE American on December 10, 2024, a date within five business days prior to the filing of this Registration Statement.